EXHIBIT 99

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[LOGO]                       NITTANY FINANCIAL CORP.

                                                                January 31, 2001



Dear Nittany Financial Corp. Shareholders:

     I wanted to update you with our progress at Nittany Bank and Nittany Financial Corp. In 2000, we completed our second full year of operation and it was broadly successful on many fronts. The Bank exceeded its goals for growth and profitability, while maintaining the conservative risk position, which we believe is necessary to successfully build long-term value in our institution.

     Preliminary unaudited results show that we finished the year with approximately $69 million in total assets, up from $50 million at year-end 1999. Total loans and deposits finished the year at $43 million (up 55%) and $53 million (up 51%), respectively. Our audited financial statements and annual report to shareholders will be mailed in April prior to our annual meeting, expected to be held May 18, 2001 at the Penn Stater Hotel and Conference Center.

     Since becoming profitable in only our 11th month of operation, the Company sustained its profitable status in each month during 2000, while heavily investing in our future growth and infrastructure. The South Atherton location at Hills Plaza opened in August and has been a great success. Other investments in people and technology continue to build our delivery system for a broad array of financial services.

     There are two exciting developments slated for 2001. First, we intend to roll out a number of new technology initiatives. Some, such as business and personal internet banking expected in April, will be visible to most of you.
Others will be in-house systems designed to increase efficiency and profitability. Our second significant project is the opening of our fourth office at the former Zimm's Restaurant on East College Avenue, near the Nittany Mall, for which we signed an agreement to purchase in December 2000. This prime and visible location will be home to the Nittany Bank Financial Center, offering full service banking and investment services. Additionally, we are exploring partnerships with other companies that provide complementary services, such as legal, insurance, or accounting.



           116 East College Avenue, State College, Pennsylvania 16801
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     Our plan for 2001 is a continuation of the strategic  investments needed to sustain our rapid growth. The new Nittany Bank Financial Center is a larger undertaking, but one that we fully believe will produce tangible benefits to the Company in a relatively short period of time. Our personal banking style, competitive products and culture of service are building momentum in the community. We re pleased with our progress, yet always focused on how to profitably grow the Company without losing our trademark flexibility and service.

     The advantage of a narrow focus on a single market area is that each and every day I am given the opportunity to witness the passion for serving our clients displayed by the Nittany Bank staff. You can be confident that you will have invested in a group of caring, experienced and energetic individuals, putting personal goals aside, to help guide our vision of world-class financial services with a local touch. I am also humbled by the many customers who have taken time to write or call with an encouraging word or positive experience about the service they have received. We will continue to give our best effort in a rapidly changing environment.

     Best wishes from our Board of Directors and employees for the coming months ahead.

                                                 Sincerely,


                                                 /s/David Z. Richards
                                                 -------------------------------
                                                 David Z. Richards Jr.,
                                                 President and CEO



           116 East College Avenue, State College, Pennsylvania 16801